Exhibit 16.1

February 27, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated February 27, 2025, of BrightSpire Capital, Inc. and are in agreement with the statements contained in paragraphs 1 through paragraphs 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP